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Exhibit 99.1

Contacts:	Nancy Daigler (Media) 847-646-4106 nancy.daigler@kraft.com Richard Johnson (Media) 44 208-580-2581 rjohnson@krafteurope.com	Mark Magnesen (Investors) 847-646-3194 mmagnesen@kraft.com

Kraft Foods Inc. Reports 2003 Results and
Announces Sustainable Growth Plan

  •
  Full-Year 2003 Diluted E.P.S. Up 2.6% To $2.01
  •
  Fourth Quarter 2003 Diluted E.P.S. Down 7.4% To $0.50
  •
  Full-Year Discretionary Cash Flow (Net Cash Provided By Operating Activities Less Capital Expenditures) Up 19.6% To $3.0 Billion
  •
  Sustainable Growth Plan To Drive Brand Value, New Products And Global Scale
  •
  Cost Restructuring Program Expected To Cost Up To $1.2 Billion Pre-Tax Over Three Years
  •
  Annual Pre-Tax Savings From Restructuring, Of Approximately $0.4 Billion By 2006, To Be Reinvested In Marketing
  •
  2004 Diluted E.P.S. Guidance Of $1.63-$1.70, Including Approximately $0.30 In Charges From Restructuring Program

NORTHFIELD, IL—January 27, 2004—Kraft Foods Inc. (NYSE: KFT) today reported full-year 2003 diluted earnings per share of $2.01, up 2.6% versus 2002, and fourth quarter diluted earnings per share of $0.50, down 7.4% versus 2002. The company also outlined a new Sustainable Growth Plan to strengthen performance and achieve long-term growth targets. The plan includes a cost restructuring program that is expected to result in pre-tax charges of up to $1.2 billion over the next three years and generate approximately $0.4 billion in annual pre-tax savings by 2006. The company issued 2004 guidance, including diluted earnings per share of $1.63 to $1.70, which reflects a charge of approximately $0.30 per share in total costs associated with the restructuring program.

        "While Kraft's fourth quarter results were in line with our expectations, we clearly are not satisfied with our performance in the quarter or for the full year," said Roger K. Deromedi, Chief Executive Officer of Kraft Foods. "The corrective actions we began in late 2003 are showing progress, and the stronger steps we are announcing today will get us back on track for sustainable growth."

        Deromedi added, "We are committed to delivering consistent, long-term top and bottom line growth. Our Sustainable Growth Plan will reinvest the cost savings we generate to build brand value, transform our portfolio and expand our global scale—all supported by the new global 'One Company' organization structure we announced earlier this month."

        Deromedi commented on the 2004 and longer-term outlook, saying, "While the charges associated with the restructuring program will lower our EPS in 2004, we are confident that these actions will position Kraft to deliver sustainable EPS growth in the 6-9% range over the long-term."

Fourth Quarter Results

        Diluted earnings per share declined 7.4% as lower operating income was partly offset by reduced interest expense and a lower effective tax rate. Operating income declined 9.0% to $1,485 million as higher commodity and benefit costs, the previously announced investment spending in focus categories, adverse product mix, and the absence of a prior year gain on the sale of a business were partially offset by higher volume and by favorable currency of $46 million.

        Net revenues increased 6.2% due to favorable currency of $303 million, volume growth and pricing actions taken earlier in the year in response to commodity and devaluation-driven cost increases, partially offset by unfavorable product mix, higher promotional spending and the impact of divestitures.

        Volume was up 1.1%, as volume growth from ongoing businesses of 1.9% was partially offset by the impact of divestitures. Tack-on acquisitions contributed 0.6 points of the increase. Ongoing business volume was up in five of six segments, as consumption growth was partially offset by continued trade inventory reductions. A decline in the Biscuits, Snacks and Confectionery segment was driven primarily by a decrease in biscuit volumes.

        In the fourth quarter, the company invested $147 million of a previously announced reinvestment program primarily in its U.S. focus categories. During the investment period, cheese, cold cuts, coffee and crackers showed solid sequential improvement in consumption and share trends, while the cookie results remained weak. The previously cited factors impacting the cookie category performance, including consumers' increased health and wellness focus and lower contributions from new products, continued to affect results in the fourth quarter.

	Kraft U.S. Consumption			Kraft U.S. Share
Focus Category	Aug YTD	Sep-Dec	Change	Aug YTD	Sep-Dec	Change
Cheese	(0.2)%	3.8%	+4.0 pts	(1.6) pts	+0.9 pts	+2.5 pts
Cold Cuts	(5.1)%	0.9%	+6.0	(1.9)	(0.1)	+1.8
Coffee	(6.6)%	(2.0)%	+4.6	(1.1)	(0.3)	+0.8
Crackers	0.4%	+1.6%	+1.2	(0.3)	+0.7	+1.0
Cookies	(3.0)%	(8.0)%	(5.0)	(0.7)	(0.9)	(0.2)
Source:	A.C. Nielsen (three-outlet data excluding Wal-Mart)
Timeframe:	August YTD period ends August 23, 2003
September-December period is 18 weeks ended December 27, 2003
Units of measure:	Lbs. For cheese, cold cuts and coffee; dollars for crackers and cookies

        During the quarter, the company declared a regular quarterly dividend of $0.18 per common share and repurchased 7.3 million shares of Class A common stock for $224 million. The company also completed the sale of its Invernizzi cheese business in Italy, recording a net pre-tax gain on sale of $8 million in the quarter.

Full-Year 2003 Results

        For the full-year, diluted earnings per share increased 2.6%, as lower financing costs, a lower effective tax rate and lower shares outstanding more than offset a decline in operating income. Operating income declined 1.7% to $6,011 million as higher commodity and benefit costs, unfavorable product mix and the impact of prior year gains on the sales of businesses were partially offset by the absence of $253 million in pre-tax integration-related and separation charges incurred in 2002, favorable currency of $94 million and volume growth.

        Net revenues increased 4.3%, due to favorable currency of $730 million, volume growth and pricing actions, partially offset by higher promotional spending and the impact of divestitures.

        Volume was up 0.7%, as volume growth from ongoing businesses of 1.6% was partially offset by the impact of divestitures. Ongoing volume growth reflected broad gains across reporting segments and tack-on acquisitions, which accounted for 0.4 points of growth, partially offset by a decline in the Biscuits, Snacks and Confectionery segment and the impact of trade inventory reductions.

        Increased focus on cash management drove a 19.6% increase in discretionary cash flow (net cash provided by operating activities less capital expenditures) to $3,034 million, through working capital changes, primarily inventory, higher net earnings and depreciation, and lower capital expenditures. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders. The company contributed $428 million to its pension plans in 2003, an increase of $321 million versus the prior year contributions.

Sustainable Growth Plan

        The company is implementing a four-point Sustainable Growth Plan that is expected to deliver consistent, long-term growth in volume, revenue and earnings. The plan's key elements are:

    •
    Significantly higher investment in brand building through product innovation, more competitive pricing and world-class marketing;

    •
    Transformation of the portfolio in-line with changing consumer and customer trends;

    •
    Expanded global scale, particularly in the fastest-growing developing markets; and

    •
    Reduced cost structure with the reinvestment of savings into brand building initiatives.

        The plan's fourth element includes a global restructuring program that will improve the company's cost structure and utilization of assets. Under this program, the company expects to exit or close up to 20 of its production facilities worldwide and eliminate about 6,000 positions at all levels of the organization, or about 6% of its total workforce, over the next three years. The company initially intends to close three plants in Canton, NY; Farmdale, OH; and Central Europe. Approximately 1,300 salaried positions in North America are expected to be eliminated in the first quarter. The remaining reductions are expected to occur over the next three years.

        The program is expected to cost up to $1.2 billion pre-tax, with the majority of the charges to be incurred in 2004 and 2005. This estimated total includes $1.1 billion in pre-tax restructuring charges, primarily for asset write-offs and severance costs, and $0.1 billion in associated pre-tax implementation costs. Approximately half of the program's costs, or $0.6 billion, are expected to be non-cash. Charges will be taken as programs are executed through 2006, consistent with requirements under GAAP. In addition, the company expects to spend approximately $140 million in capital over the next three years to implement the program. The program is expected to generate approximately $0.4 billion in annual pre-tax savings by 2006. In 2004, pre-tax charges under the restructuring program are estimated at $750-$800 million (approximately $0.30 per share), with estimated pre-tax savings of $120-$140 million ($0.05 per share) reinvested in brand building initiatives.

Outlook

        The company projects 2004 constant currency revenue growth of around 3% (including tack-on acquisitions and excluding the impact of divestitures), supported by volume growth of 2-3%. Key volume growth drivers are higher marketing spending, new products, and developing market growth.

        Diluted earnings per share in 2004 is projected to be $1.63-$1.70, including the estimated $0.30 per share impact from charges associated with the restructuring program. Other key items expected to impact earnings growth in 2004 include increased marketing and price management spending of $500-$600 million ($0.19-$0.23 per share) on both the U.S. focus categories and across the global portfolio, higher benefit costs ($0.05 per share), restricted stock expense ($0.02 per share), and gains on sales of businesses in 2003 ($0.01 per share). Positive earnings drivers in 2004 are expected to include top-line growth and restructuring program savings. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

        The company expects earnings to be skewed to the second half of the year, as top-line momentum builds during the year behind the increased marketing investment and the majority of the restructuring program savings are not expected to be delivered until the second half. The first quarter in particular is expected to be down versus the prior year due to the magnitude of the charges associated with the restructuring program and the increased marketing investment. The company expects first quarter EPS of $0.32-$0.35, including an estimated $0.10 per share impact from charges associated with the restructuring program.

        On a long-term basis, the Sustainable Growth Plan is expected to enable the company to deliver earnings per share growth of 6-9% excluding the impact of charges associated with the restructuring program. Long-term revenue growth is expected to be around 3%, on volume growth of 2-3%, both including tack-on acquisitions.

        The company's fourth quarter and full-year 2003 results by segment are discussed under the reporting structure in place during 2003. As a result of the organization changes announced on January 8, 2004, the company will report financial results in a new segment structure beginning with the results for the first quarter of 2004 and will provide restated historical results. The company will report six segments: US Beverages & Grocery; US Snacks; US Cheese, Canada & North American Foodservice; US Convenient Meals; Europe Middle East & Africa; and Latin America & Asia Pacific. The new segment structure in North America reflects a shift of certain divisions and brands between segments to align businesses with consumer targets. Results for the Mexico and Puerto Rico businesses, which were previously reported in the Cheese, Meals and Enhancers segment, will be reported in the Latin America & Asia Pacific segment.

        As described in "Note 13, Segment Reporting" of Kraft Foods Inc.'s 2002 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

KRAFT FOODS NORTH AMERICA

Fourth Quarter 2003 Results

        OCI for Kraft Foods North America (KFNA) declined 8.0% to $1,088 million, as increased commodity and benefit costs, unfavorable product mix and the investment in focus categories were partially offset by the contribution from volume growth.

        Net revenues increased 2.9%, as volume growth, pricing actions taken earlier in the year in response to higher commodity costs, and favorable currency of $62 million were partially offset by increased promotional spending, particularly in the focus categories, to improve consumption and share trends.

        Volume grew 1.5%, led by contributions from new products and solid gains in Beverages, Cheese, Foodservice and Canada, partially offset by a decline in Biscuits and the impact of a strike by grocery workers, particularly on the West Coast.

        Following are fourth quarter results by segment for KFNA:

        Cheese, Meals and Enhancers volume grew 2.7% behind strong gains in Cheese, Canada, and Foodservice. Net revenues increased 7.2%, as volume growth and favorable currency of $62 million were partially offset by higher promotional spending. The fourth quarter investment in Cheese had its intended effect, as all key cheese segments recorded solid improvements in consumption and share trends. Growth in Canada was broad-based across the portfolio, while Foodservice volume increased due to growth in national accounts. OCI increased 2.9% to $562 million, as the impact of volume growth, pricing actions and favorable currency of $12 million were partially offset by higher commodity and benefit costs and increased promotional spending.

        Biscuits, Snacks and Confectionery volume decreased 6.7%, driven primarily by cookies, reflecting the impact on the category of consumers' increased health and wellness focus and fewer new product innovations than the prior year. Net revenues declined 6.2%, due to lower volume and increased promotional spending. In crackers, new Ritz Chips continued to perform well. Confectionery volume declined, due to category softness and retail inventory reductions. OCI was down 34.7% to $190 million, as lower volume, increased promotional spending in biscuits and higher commodity costs were marginally offset by pricing actions and cost reduction efforts.

        Beverages, Desserts and Cereals volume grew 4.9%, led by continued momentum in Beverages and a solid performance in Desserts. Net revenues were also up 4.9%. New products including Capri Sun Sport and Jell-O Smoothies contributed to growth in Beverages and Desserts. Coffee volume was down due to competitive activity, although both consumption and share trends showed improvement versus results earlier in the year. OCI was down 2.4% to $241 million, as higher commodity and benefit costs and increased marketing spending were partially offset by volume growth and pricing actions.

        Oscar Mayer and Pizza volume was up 1.4% and net revenues grew 3.2%. Cold cuts volume increased due to the investment to reduce price gaps, and bacon and hot dog volumes were also up. Pizza volume was down slightly in a highly competitive environment. OCI declined 4.0% to $95 million, as higher commodity and benefit costs and unfavorable mix were partially offset by volume growth and pricing actions.

Full-Year 2003 Results

        OCI for KFNA declined 0.7% to $4,920 million, as higher commodity and benefit costs, unfavorable mix and increased promotional spending were partially offset by the absence of $229 million in pre-tax integration-related and separation charges incurred in 2002, volume growth and pricing actions taken early in the year in response to higher commodity costs.

        Net revenues grew 2.0%, as higher volume, pricing actions and favorable currency of $120 million were partially offset by increased second half promotional spending and adverse mix.

        Volume was up 1.6%, due to contributions from new products and gains in Beverages, Foodservice, Canada, Mexico, and Cheese, partially offset by lower Biscuits volume and a reduction in trade inventories.

        Following are full-year results by segment for KFNA:

        Cheese, Meals and Enhancers volume grew 1.7%, led by growth in Cheese, Foodservice, Canada, and Mexico. Net revenues increased 2.9%, due to volume growth and favorable currency of $120 million. Cheese volume was up due to improved consumption and share trends from the investment program that began in the third quarter. Foodservice growth came from strength in national accounts, while solid performances from new products drove overall portfolio gains in Canada. In Mexico, strength in new Clight ready-to-drink beverages contributed to growth. OCI increased 0.9% to $2,230 million, reflecting $90 million in pre-tax integration-related and separation charges incurred in 2002, volume growth, pricing actions and favorable currency of $22 million, partially offset by higher commodity and benefit costs, increased promotional spending and adverse mix.

        Biscuits, Snacks and Confectionery volume declined 4.7%. Net revenues were down 1.8%, due to lower volume, higher promotional spending and product returns, partially offset by favorable product mix. In Biscuits, cookie volume declined due to the impact of consumers' health and wellness focus, lower contributions from new products and higher pricing, while cracker volume was down slightly with declines in Ritz Bits partially offset by strength in Wheat Thins, Triscuit, and the introduction of Ritz

Chips. Snacks volume was up behind strong category growth due to increased consumer awareness of the health benefits of nuts. OCI was down 15.6% to $887 million, as lower volume and higher commodity costs were partially offset by pricing actions and cost reduction efforts.

        Beverages, Desserts and Cereals volume was up 5.3% behind strength in Beverages and Desserts, partially offset by a decline in Coffee. Net revenues increased 3.5%, as volume growth was partially offset by adverse mix. Beverages growth was particularly strong behind successful new products, including Capri Sun Sport and Capri Sun Island Refreshers. Desserts volume growth came from momentum on sugar-free items and merchandising gains. Coffee volume was down, impacted by category softness due to higher prices and competitive activity. OCI increased 9.8% to $1,247 million, reflecting $103 million in pre-tax integration-related and separation charges incurred in 2002, volume growth and pricing actions, partially offset by higher commodity and benefit costs.

        Oscar Mayer and Pizza volume increased 1.0% and net revenues grew 2.9%. Cold cuts, hot dogs, bacon, and Boca meat alternatives all recorded volume gains. Pizza volume was up slightly behind the geographic expansion of DiGiorno Deep Dish Pizza and momentum in the California Pizza Kitchen line. OCI was unchanged at $556 million, as higher commodity and benefit costs and increased promotional spending were offset by the absence of $32 million in pre-tax integration-related and separation charges incurred in 2002, volume growth and pricing actions.

KRAFT FOODS INTERNATIONAL

Fourth Quarter 2003 Results

        OCI for Kraft Foods International (KFI) decreased 7.7% to $442 million, as the absence of a gain on sale of a business in 2002 and higher costs were partially offset by pricing actions and favorable currency of $34 million, reflecting the stronger Euro.

        Net revenues increased 13.2%, driven by favorable currency of $241 million, pricing actions taken earlier in the year in response to higher commodity and devaluation-driven costs, and volume growth, partially offset by the impact of divestitures.

        Volume was up 0.3%, as volume growth from ongoing businesses of 2.6% was offset by divestitures. Ongoing business volume was up due to tack-on acquisitions, which accounted for 1.9 points of the increase, and growth in the Latin America and Asia Pacific segment.

        Following are fourth quarter results by segment for KFI:

        Europe, Middle East and Africa (EMEA) volume was up 0.1%, as gains from acquisitions and solid growth in the United Kingdom, Poland and Russia were offset by a 0.8 percentage point impact from divestitures as well as price competition, particularly in Germany, France and Ukraine. Net revenues were up 11.7%, due primarily to favorable currency of $205 million. OCI increased 1.8% to $346 million, driven by favorable currency of $30 million and a pre-tax gain on sale of the Invernizzi cheese business of $8 million, partially offset by higher costs.

        Latin America and Asia Pacific (LAAP) volume increased 0.7%. Ongoing business volume was up 5.1%, due to solid growth in numerous markets including Argentina, Brazil and China. Net revenues were up 18.8%, driven by pricing actions in response to devaluation-driven cost increases, currency favorability of $36 million and volume growth. OCI was down 30.9% to $96 million, reflecting the absence of a $69 million pre-tax gain on sale of a business in 2002, partially offset by volume growth and pricing actions.

Full-Year 2003 Results

        OCI for KFI decreased 3.6% to $1,282 million, as the absence of gains on sales of businesses in 2002, unfavorable mix, higher benefit costs and infrastructure investment in developing markets were partially offset by the absence of $24 million in pre-tax integration-related and separation charges incurred in 2002, pricing actions, and favorable currency of $72 million.

        Net revenues grew 10.5% to $9,103 million, as favorable currency of $610 million—benefiting from the strength of the Euro—and pricing actions to offset higher commodity and Latin American devaluation-driven cost increases were partially offset by divestitures.

        Volume decreased 1.6%, as the impact of divestitures more than offset volume growth from ongoing businesses of 1.4%. Ongoing business volume was up due to tack-on acquisitions, which accounted for 1.5 points of growth, and growth in several key developing markets including Russia, Brazil, and China, moderated by the impact of price competition, particularly in Germany and France, and the impact of the summer heat wave in Europe on the coffee and confectionery businesses.

        Following are full-year results by segment for KFI:

        Europe, Middle East and Africa (EMEA) volume increased 0.3%, as ongoing volume growth of 0.8% was partially offset by the impact of divestitures. Volume growth was driven by acquisitions and by gains in Italy, the United Kingdom, Poland and Russia, partially offset by the impact of price competition in Germany and France. Net revenues increased 13.6%, driven by favorable currency of $808 million, pricing actions and volume growth. OCI increased 5.2% to $1,012 million, driven by favorable currency of $100 million and pre-tax gains on the sales of businesses in 2003 of $31 million, partially offset by unfavorable mix, lower margins, higher benefit costs and infrastructure investments in Eastern Europe.

        EMEA coffee volume was down, reflecting the impacts of price competition and the summer heat wave in Europe. However, volume was up strongly in Russia, benefiting from expanded distribution of Maxwell House and Jacobs coffees, and in Poland due to the launch of Jacobs Ice Presso ready-to-drink coffee and Maxwell House 3-in-1.

        EMEA snacks volume was up, as an increase in biscuits and salted snacks due to acquisitions was partially offset by a decline in confectionery due to the impacts of price competition and the summer heat wave.

        EMEA cheese volume was down, as lower volume in Spain and Germany due to price competition was moderated by growth in Italy, benefiting from new products and marketing programs supporting Philadelphia cream cheese.

        EMEA convenient meals volume was lower, as growth in Simmenthal canned meats in Italy was more than offset by the divestiture of the reis-fit business in Europe.

        Latin America and Asia Pacific (LAAP) volume decreased 4.4%, due to the impact of divestitures. Volume from ongoing businesses was up 2.3%, driven by gains in key markets including Argentina, Brazil, China and Australia. Net revenues increased 1.1%, as higher pricing and ongoing volume growth was partially offset by unfavorable currency of $198 million, the impact of a divestiture and unfavorable mix. OCI decreased 26.6% to $270 million, as $72 million in pre-tax gains on sales of businesses in 2002, adverse currency of $28 million, and higher costs were partially offset by pricing to cover devaluation-driven cost increases and the absence of $19 million in pre-tax integration-related and separation charges incurred in 2002.

        LAAP snacks volume grew, as gains in biscuits in Brazil, Argentina, China and Australia driven by new products, were partially offset by a decline in confectionery, which was impacted by economic weakness, trade inventory reductions and price competition in Brazil.

        LAAP beverages volume grew strongly, driven by double-digit gains in Brazil, Venezuela and China, benefiting from new products. Grocery volume was lower, reflecting the divestiture of the bakery ingredients business in 2002.

*  *  *

        The company will present its 2003 results, 2004 outlook and plan for delivering sustainable growth to members of the investment community and media at 4:30 p.m. ET on January 27, 2004, in New York. Access to a live audio webcast of the presentation, including the presentation slides, is available at www.kraft.com. A replay of the presentation will be available on the company's web site.

        Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide. Kraft Foods markets many of the world's leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

        This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

        The Company is subject to unfavorable currency movements, intense competition, changes in consumer preferences and demand for its products, including publicity concerning the health implications of obesity and trans fatty acids, changing prices for raw materials, fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. The Company's benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The Company's results are dependent upon its continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios; to compete effectively with lower-priced products in a consolidating environment at the retail and manufacturing levels; to improve productivity; to realize the cost savings and improved asset utilization contemplated by its restructuring program; to consummate and successfully integrate acquisitions; and other risks detailed from time to time in the Company's publicly filed documents. The Company's results are also dependent upon its access to credit markets, its borrowing costs and its credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statement included in this press release is made as of the date of this press release, and the Company does not undertake to update any forward-looking statement.

        #  #  #

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
(in millions, except per share data)

	2003	2002	% Change
Net revenues	$8,330	$7,847	6.2%
Cost of sales	5,225	4,806	8.7%

Gross profit	3,105	3,041	2.1%
Marketing, administration and research costs	1,596	1,464
Integration costs and a loss on sale of a food factory	(13)	(8)
Gains on sales of businesses	(8)	(77)

Operating companies income	1,530	1,662	(7.9)%
Amortization of intangibles	2	2
General corporate expenses	43	29

Operating income	1,485	1,631	(9.0)%
Interest and other debt expense, net	163	186

Earnings before income taxes and minority interest	1,322	1,445	(8.5)%
Provision for income taxes	453	512	(11.5)%

Earnings before minority interest	869	933	(6.9)%
Minority interest in earnings, net	—	2

Net earnings	$869	$931	(6.7)%

Basic earnings per share (*)	$0.50	$0.54	(7.4)%

Diluted earnings per share (*)	$0.50	$0.54	(7.4)%

Weighted average number of shares outstanding—Basic	1,722	1,731	(0.5)%
—Diluted	1,723	1,734	(0.6)%

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Segment Reclass
Quarterly 2002
($ in millions with the exception of volume)

Note: Due to a change in reporting responsibilities, Kraft Foods Inc. has moved Canadian Biscuits/Pet Snacks results from its Biscuit Division reported in the Biscuits, Snacks and Confectionery segment to the Canadian Division reported in the Cheese, Meals and Enhancers segment. Reported segment results have been restated to reflect this change. See reconciliation below:

	Q1	Q2	Q3	Q4	Year
2002 Reported Volume (lbs)—As Reported
Cheese, Meals and Enhancers	1,448	1,562	1,387	1,501	5,898
Biscuits, Snacks and Confectionery	551	597	582	639	2,369
Segment Reclass	41	47	43	53	184
2002 Reported Volume (lbs)—After Reclass
Cheese, Meals and Enhancers	1,489	1,609	1,430	1,554	6,082
Biscuits, Snacks and Confectionery	510	550	539	586	2,185

2002 Reported Net Revenue—As Reported
Cheese, Meals and Enhancers	$2,185	$2,318	$2,113	$2,261	$8,877
Biscuits, Snacks and Confectionery	1,158	1,300	1,310	1,414	5,182
Segment Reclass	62	76	72	85	295
2002 Reported Net Revenue—After Reclass
Cheese, Meals and Enhancers	2,247	2,394	2,185	2,346	9,172
Biscuits, Snacks and Confectionery	1,096	1,224	1,238	1,329	4,887

2002 Reported Operating Companies Income—As Reported
Cheese, Meals and Enhancers	$457	$629	$553	$529	$2,168
Biscuits, Snacks and Confectionery	199	291	295	308	1,093
Segment Reclass	4	11	10	17	42
2002 Reported Operating Companies Income—After Reclass
Cheese, Meals and Enhancers	461	640	563	546	2,210
Biscuits, Snacks and Confectionery	195	280	285	291	1,051

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments
For the Quarters Ended December 31,
(pounds in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks And Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
Reported Volume
2003 Volume	1,596	547	875	360	3,378	872	574	1,446	4,824
2002 Volume	1,554	586	834	355	3,329	871	570	1,441	4,770
% Change	2.7%	(6.7)%	4.9%	1.4%	1.5%	0.1%	0.7%	0.3%	1.1%
Divested Businesses:
—Divested Businesses—2003	—	—	—	—	—	(9)	—	(9)	(9)
—Divested Businesses—2002	—	(4)	—	—	(4)	(16)	(24)	(40)	(44)
Volume Excluding Divested Businesses
2003 Volume	1,596	547	875	360	3,378	863	574	1,437	4,815
2002 Volume	1,554	582	834	355	3,325	855	546	1,401	4,726
% Change	2.7%	(6.0)%	4.9%	1.4%	1.6%	0.9%	5.1%	2.6%	1.9%

KRAFT FOODS INC.
and Subsidiaries
Reported Net Revenues by Business Segment
For the Quarters Ended December 31,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks And Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Net Revenues	$2,516	$1,246	$1,077	$718	$5,557	$2,161	$612	$2,773	$8,330
2002 Net Revenues	2,346	1,329	1,027	696	5,398	1,934	515	2,449	7,847
% Change	7.2%	(6.2)%	4.9%	3.2%	2.9%	11.7%	18.8%	13.2%	6.2%
Reconciliation:
2002 Net Revenues	$2,346	$1,329	$1,027	$696	$5,398	$1,934	$515	$2,449	$7,847
—Divested Businesses—2003	—	—	—	—	—	24	—	24	24
—Divested Businesses—2002	—	(4)	—	—	(4)	(30)	(10)	(40)	(44)
—Currency	62	—	—	—	62	205	36	241	303
—Operations	108	(79)	50	22	101	28	71	99	200

2003 Net Revenues	$2,516	$1,246	$1,077	$718	$5,557	$2,161	$612	$2,773	$8,330

KRAFT FOODS INC.
and Subsidiaries
Reported Operating Companies Income by Business Segment
For the Quarters Ended December 31,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks And Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Operating Companies Income	$562	$190	$241	$95	$1,088	$346	$96	$442	$1,530
2002 Operating Companies Income	546	291	247	99	1,183	340	139	479	1,662
% Change	2.9%	(34.7)%	(2.4)%	(4.0)%	(8.0)%	1.8%	(30.9)%	(7.7)%	(7.9)%
Reconciliation:
2002 Operating Companies Income	$546	$291	$247	$99	$1,183	$340	$139	$479	$1,662
—Divested Businesses—2003	—	—	—	—	—	2	—	2	2
—Divested Businesses—2002	—	(1)	—	—	(1)	(6)	(1)	(7)	(8)
—Integration Costs—2003	10	—	3	—	13	—	—	—	13
—Integration Costs and a Loss on Sale of a Food Factory—2002	(5)	—	(3)	—	(8)	—	—	—	(8)
—Gains on Sales of Businesses—2003	—	—	—	—	—	8	—	8	8
—Gains on Sales of Businesses—2002	—	(8)	—	—	(8)	—	(69)	(69)	(77)
—Currency	12	—	—	—	12	30	4	34	46
—Operations	(1)	(92)	(6)	(4)	(103)	(28)	23	(5)	(108)

2003 Operating Companies Income	$562	$190	$241	$95	$1,088	$346	$96	$442	$1,530

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Years Ended December 31,
(in millions, except per share data)

	2003	2002	% Change
Net revenues	$31,010	$29,723	4.3%
Cost of sales	18,828	17,720	6.3%

Gross profit	12,182	12,003	1.5%
Marketing, administration and research costs	6,018	5,547
Integration costs and a loss on sale of a food factory	(13)	111
Asset impairment and exit costs	6	142
Gains on sales of businesses	(31)	(80)

Operating companies income	6,202	6,283	(1.3)%
Amortization of intangibles	9	7
General corporate expenses	182	162

Operating income	6,011	6,114	(1.7)%
Interest and other debt expense, net	665	847

Earnings before income taxes and minority interest	5,346	5,267	1.5%
Provision for income taxes	1,866	1,869	(0.2)%

Earnings before minority interest	3,480	3,398	2.4%
Minority interest in earnings, net	4	4

Net earnings	$3,476	$3,394	2.4%

Basic earnings per share (*)	$2.01	$1.96	2.6%

Diluted earnings per share (*)	$2.01	$1.96	2.6%

Weighted average number of shares outstanding—Basic	1,727	1,734	(0.4)%
—Diluted	1,728	1,736	(0.5)%

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments
For the Years Ended December 31,
(pounds in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks And Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
Reported Volume
2003 Volume	6,183	2,083	3,905	1,570	13,741	2,971	1,969	4,940	18,681
2002 Volume	6,082	2,185	3,708	1,554	13,529	2,961	2,059	5,020	18,549
% Change	1.7%	(4.7)%	5.3%	1.0%	1.6%	0.3%	(4.4)%	(1.6)%	0.7%
Divested Businesses:
—Divested Businesses—2003	—	—	—	—	—	(49)	—	(49)	(49)
—Divested Businesses—2002	—	(15)	—	—	(15)	(61)	(135)	(196)	(211)
Volume Excluding Divested Businesses
2003 Volume	6,183	2,083	3,905	1,570	13,741	2,922	1,969	4,891	18,632
2002 Volume	6,082	2,170	3,708	1,554	13,514	2,900	1,924	4,824	18,338
% Change	1.7%	(4.0)%	5.3%	1.0%	1.7%	0.8%	2.3%	1.4%	1.6%

KRAFT FOODS INC.
and Subsidiaries
Reported Net Revenues by Business Segment
For the Years Ended December 31,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks And Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Net Revenues	$9,439	$4,801	$4,567	$3,100	$21,907	$7,045	$2,058	$9,103	$31,010
2002 Net Revenues	9,172	4,887	4,412	3,014	21,485	6,203	2,035	8,238	29,723
% Change	2.9%	(1.8)%	3.5%	2.9%	2.0%	13.6%	1.1%	10.5%	4.3%
Reconciliation:
2002 Net Revenues	$9,172	$4,887	$4,412	$3,014	$21,485	$6,203	$2,035	$8,238	$29,723
—Divested Businesses—2003	—	—	—	—	—	115	—	115	115
—Divested Businesses—2002	—	(21)	—	—	(21)	(113)	(68)	(181)	(202)
—Currency	120	—	—	—	120	808	(198)	610	730
—Operations	147	(65)	155	86	323	32	289	321	644

2003 Net Revenues	$9,439	$4,801	$4,567	$3,100	$21,907	$7,045	$2,058	$9,103	$31,010

KRAFT FOODS INC.
and Subsidiaries
Reported Operating Companies Income by Business Segment
For the Years Ended December 31,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks And Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Operating Companies Income	$2,230	$887	$1,247	$556	$4,920	$1,012	$270	$1,282	$6,202
2002 Operating Companies Income	2,210	1,051	1,136	556	4,953	962	368	1,330	6,283
% Change	0.9%	(15.6)%	9.8%	0.0%	(0.7)%	5.2%	(26.6)%	(3.6)%	(1.3)%
Reconciliation:
2002 Operating Companies Income	$2,210	$1,051	$1,136	$556	$4,953	$962	$368	$1,330	$6,283
—Divested Businesses—2003	—	—	—	—	—	17	—	17	17
—Divested Businesses—2002	—	(5)	—	—	(5)	(20)	(10)	(30)	(35)
—Integration Costs—2003	10	—	3	—	13	—	—	—	13
—Integration Costs and a Loss on Sale of a Food Factory—2002	30	1	56	7	94	—	17	17	111
—Asset Impairment and Exit Costs—2003	—	—	—	—	—	(6)	—	(6)	(6)
—Asset Impairment and Exit Costs—2002	60	3	47	25	135	5	2	7	142
—Gains on Sales of Businesses—2003	—	—	—	—	—	31	—	31	31
—Gains on Sales of Businesses—2002	—	(8)	—	—	(8)	—	(72)	(72)	(80)
—Currency	22	—	—	—	22	100	(28)	72	94
—Operations	(102)	(155)	5	(32)	(284)	(77)	(7)	(84)	(368)

2003 Operating Companies Income	$2,230	$887	$1,247	$556	$4,920	$1,012	$270	$1,282	$6,202

KRAFT FOODS INC.
and Subsidiaries
Reported Net Earnings and Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)

	Net Earnings	Diluted EPS (*)
2003 Net Earnings	$869	$0.50
2002 Net Earnings	931	0.54
% Change	(6.7)%	(7.4)%
Reconciliation:
2002 Reported	$931	$0.54
—2002 Integration Costs and a Loss on Sale of a Food Factory	(5)	—
—2002 Gains on Sales of Businesses	(50)	(0.03)

	(55)	(0.03)
—2003 Integration Costs	8	—
—2003 Gains on Sales of Businesses	5	—

	13	—
—Change in Tax Rate	17	0.01
—Currency	30	0.02
—Operations	(67)	(0.04)

2003 Reported	$869	$0.50

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Reported Net Earnings and Diluted Earnings Per Share
For the Years Ended December 31,
($ in millions, except per share data)

	Net Earnings	Diluted EPS (*)
2003 Net Earnings	$3,476	$2.01
2002 Net Earnings	3,394	1.96
% Change	2.4%	2.6%
Reconciliation:
2002 Reported	$3,394	$1.96
—2002 Integration Costs and a Loss on Sale of a Food Factory	72	0.04
—2002 Asset Impairment and Exit Costs	91	0.05
—2002 Gains on Sales of Businesses	(52)	(0.03)

	111	0.06
—2003 Integration Costs	8	—
—2003 Asset Impairment and Exit Costs	(4)	—
—2003 Gains on Sales of Businesses	20	0.01

	24	0.01
—Change in Shares	—	0.01
—Change in Tax Rate	32	0.02
—Currency	61	0.04
—Operations	(146)	(0.09)

2003 Reported	$3,476	$2.01

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$514	$215
All other current assets	7,610	7,241
Property, plant and equipment, net	10,155	9,559
Goodwill, net	25,402	24,911
Other intangible assets, net	11,477	11,509
Other assets	4,127	3,665

Total assets	$59,285	$57,100

Liabilities and Shareholders' Equity
Short-term borrowings	$553	$220
Current portion of long-term debt	775	352
Due to Altria Group, Inc. and affiliates	543	895
All other current liabilities	5,990	5,702
Long-term debt	11,591	10,416
Deferred income taxes	5,856	5,428
Notes payable to Altria Group, Inc. and affiliates	—	2,560
Other long-term liabilities	5,447	5,695

Total liabilities	30,755	31,268
Total shareholders' equity	28,530	25,832

Total liabilities and shareholders' equity	$59,285	$57,100

Total debt	$13,462	$14,443
Debt/equity ratio	0.47	0.56

KRAFT FOODS INC.
and Subsidiaries
Benefit Cost Trend
For the Years Ended December 31,
($ in millions)

Addendum

Benefit Cost included in Financial Statements

	2003	2002	2001
Pension	$28	$14	$(192)
Postretirement	229	217	199
Savings Plans	84	64	63
Postemployment	6	35	12

Total	$347	$330	$82

Benefit Cost included in:

	2003	2002	2001
Cost of sales and marketing, administration and research costs	$347	$182	$82
Asset impairment, exit costs and integration costs		148

Total	$347	$330	$82

The above table presents the impact of significant events within the periods covered.

QuickLinks

  Exhibit 99.1
Kraft Foods Inc. Reports 2003 Results and Announces Sustainable Growth Plan
KRAFT FOODS NORTH AMERICA
KRAFT FOODS INTERNATIONAL
Forward-Looking and Cautionary Statements
KRAFT FOODS INC. and Subsidiaries Condensed Statements of Earnings For the Quarters Ended December 31, (in millions, except per share data)
KRAFT FOODS INC. and Subsidiaries Volume by Business Segments For the Quarters Ended December 31, (pounds in millions)
KRAFT FOODS INC. and Subsidiaries Reported Net Revenues by Business Segment For the Quarters Ended December 31, ($ in millions)
KRAFT FOODS INC. and Subsidiaries Reported Operating Companies Income by Business Segment For the Quarters Ended December 31, ($ in millions)
KRAFT FOODS INC. and Subsidiaries Condensed Statements of Earnings For the Years Ended December 31, (in millions, except per share data)
KRAFT FOODS INC. and Subsidiaries Volume by Business Segments For the Years Ended December 31, (pounds in millions)
KRAFT FOODS INC. and Subsidiaries Reported Net Revenues by Business Segment For the Years Ended December 31, ($ in millions)
KRAFT FOODS INC. and Subsidiaries Reported Operating Companies Income by Business Segment For the Years Ended December 31, ($ in millions)
KRAFT FOODS INC. and Subsidiaries Reported Net Earnings and Diluted Earnings Per Share For the Quarters Ended December 31, ($ in millions, except per share data)
KRAFT FOODS INC. and Subsidiaries Reported Net Earnings and Diluted Earnings Per Share For the Years Ended December 31, ($ in millions, except per share data)
KRAFT FOODS INC. and Subsidiaries Condensed Balance Sheets ($ in millions, except ratios)
KRAFT FOODS INC. and Subsidiaries Benefit Cost Trend For the Years Ended December 31, ($ in millions)